                                                                    EXHIBIT 12.1


                  COMPUTATION OF EARNINGS TO FIXED CHARGES AND
                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS

                             (DOLLARS IN THOUSANDS)


                                                  FOR THE NINE
                                                  MONTHS ENDED                     FOR THE YEAR ENDED DECEMBER 31,
                                                   SEPTEMBER 30,   ------------------------------------------------------------
                                                      2001           2000         1999         1998         1997         1996
                                                  --------------   --------     --------     --------     --------     --------
Earnings
   Pre-tax income (loss) from continuing
     operations                                     $ 36,854       $ 20,192     $ 18,382     $    275     $ (1,449)    $ 37,891
   Minority interest in consolidated
     subsidiaries                                        100             95          197           15           (7)         427
   Income from equity investors                       (2,659)       (22,931)     (32,814)     (26,724)     (29,327)     (20,434)
                                                    --------       --------     --------     --------     --------     --------
   Pre-tax income (loss) from continuing
     operations before minority interest in
     consolidated subsidiaries and income from
     equity investees                                 34,295         (2,644)     (14,235)     (26,434)     (30,783)      17,884

   Fixed charges                                      39,730         51,184       37,336       21,330       15,883       17,939
   Distributed income of equity investees             27,862         33,960       46,180       31,171       27,135       36,823
   Capitalized interest                               (9,678)        (4,005)      (1,799)      (1,066)      (1,721)     (11,910)
   Minority interest in consolidated
     subsidiaries                                       (100)           (95)        (197)         (15)           7         (427)
                                                    --------       --------     --------     --------     --------     --------
         Total earnings available for fixed
            charges                                 $ 92,109       $ 78,400     $ 67,285     $ 24,986     $ 10,521     $ 60,309
                                                    ========       ========     ========     ========     ========     ========
Fixed charges
   Interest and debt expense                        $ 39,593       $ 51,077     $ 37,122     $ 21,308       15,890       17,470
   Interest component of rent                             37             12           17            7           --           42
   Minority interest in consolidated
     subsidiaries                                        100             95          197           15           (7)         427
                                                    --------       --------     --------     --------     --------     --------
         Total fixed charges                        $ 39,730       $ 51,184     $ 37,336     $ 21,330     $ 15,883     $ 17,939
                                                    ========       ========     ========     ========     ========     ========
Ratio of earnings to fixed charges(1)                   2.32           1.53         1.80         1.17           --(2)      3.36
                                                    ========       ========     ========     ========     ========     ========

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(1)      The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since El Paso has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

(2)      Earnings were inadequate to cover fixed charges by $5,362,000 for 1997.

         For purposes of calculating these ratios: (i) "fixed charges" represent interest expensed and capitalized, including amortized premiums, discounts and capitalized expenses related to indebtedness; and an estimate of the interest within rental expenses; and (ii) "earnings" represent pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries and income or loss from equity investees; plus fixed charges; plus distributed income of equity investees; less interest capitalized; and less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.